Exhibit 28 (h)(12)
AMENDMENT TO
ADMINISTRATION AGREEMENT,
FUND ACCOUNTING AGREEMENT,
AND TRANSFER AGENCY AGREEMENT
               AMENDMENT made as of the 1st day of October, 2008, between PERFORMANCE FUNDS TRUST, a Delaware statutory trust (the “Trust”), and CITI FUND SERVICES OHIO, INC., an Ohio corporation, formerly known as BISYS Fund Services Ohio, Inc. (“Citi”), to the Administration Agreement, Fund Accounting Agreement and Transfer Agency Agreement, each dated December 1, 2003, between the Trust and Citi (as previously amended and in effect on the date hereof, the “Agreements”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreements.
               WHEREAS, Citi and the Trust wish to enter into this Amendment to the Agreements to revise the Agreements’ termination provisions;
          NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, the Trust and Citi hereby agree as follows:
     1. Amendments.
a)	The last sentence of the first paragraph of Section 7 of the Administration Agreement, the last sentence of the first paragraph of Section 6 of the Fund Accounting Agreement, and the last sentence of the first paragraph of Section 5 of the Transfer Agency Agreement are amended and restated as follows:
Written notice of nonrenewal must be provided at least thirty (30) days prior to the end of the Initial Term or any Rollover Period, as the case may be.
     2. Miscellaneous.
a)	This Amendment supplements and amends the Agreements. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreements or any provisions of the Agreements that directly cover or indirectly bear upon matters covered under this Amendment.

b)	Each reference to the Agreements in the Agreements (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreements as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreements remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

c)	Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

d)	This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.
          IN WITNESS WHEREOF, intending to be legally bound, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

PERFORMANCE FUNDS TRUST

By:	/s/ Teresa F. Thornhill
Name:	Teresa Thornhill
Title:	President

CITI FUND SERVICES OHIO. INC.

By:	/s/ Fred Naddaff
Name:	Fred Naddaff
Title:	President